Exhibit 10.1

AMENDMENT FIVE
CONAGRA FOODS, INC. AMENDED AND RESTATED
VOLUNTARY DEFERRED COMPENSATION PLAN
(January 1, 2009 Restatement)
This Amendment Five to the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”) is adopted by ConAgra Foods, Inc. (the “Company”) and is effective on 16th day of September, 2013.
RECITALS
1.     Initial capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
2.    The Company desires to amend the Plan to exclude employees on U.S. payroll who are expatriates in countries other than the U.S. and to correct a gap in participation by new hires who were not offered the chance to elect deferrals in the VDC program because their hire date fell during a time when they were not eligible for the enrollment window, but before December 31.
AMENDMENT
1.    Paragraph 1 of Article II is deleted in its entirety, and replaced with the paragraph below:

ELIGIBLE EMPLOYEES

Compensation Deferral Contributions may be made by those employees of the Employer who either have been selected by, and at the sole and absolute discretion of, the HR Committee, or who are both categorized by the Company or a Related Company as a grade level 23 or higher, and who have an annual base salary that equals or exceeds one hundred twenty five thousand dollars ($125,000.00), but excludes employees whose compensation is paid from the Employer’s U.S. payroll and who perform work in a location outside of the U.S. Notwithstanding the foregoing, any Participant who made compensation Deferral Contributions during 2009 may continue to make compensation Deferral Contributions for each Plan Year beginning after 2009, provided that such Participant’s annual base salary equals or exceeds one hundred twenty five thousand dollars ($125,000.00) as of the first day of the applicable Plan Year, and any Participant who has a balance in the Plan as of December 31, 2009, may remain a Participant with respect to such balance and any earnings or losses thereon. The Committee may increase from time to time the required grade level and/or base salary amount, and the Committee may amend the Plan accordingly, all without the approval of the HR Committee or Board. Notwithstanding the foregoing, any Participant who made Compensation Deferral Contributions during 2009 may continue to make Compensation Deferral Contributions for each Plan Year beginning after 2009, provided that such Participant’s annual base salary equals or exceeds one-hundred twenty-five thousand dollars ($125,000.00) as of the first day of the applicable Plan Year, and any Participant who has a balance in the Plan as of December 31, 2009, may remain a Participant with respect to such balance and any earnings or losses thereon.

2.    The first paragraph of Section 3.3 is revised as follows:

3.3.    Employer Non-elective Contributions. The Employer will credit to each actively employed Participant’s Account, at the end of each Plan Year (i.e., such amount will be credited as of December 31 of each Plan Year), with Employer Non-elective Contributions equal to three percent (3%) of an eligible Participant’s normal compensation and short term incentive in excess of the Code Section 401(a)(17) limitation in effect for such Plan Year; provided, however, that an Employer Non-elective Contribution equal to nine percent (9%) of an eligible Participant’s normal compensation and short term incentive in excess of the applicable Code Section 401(a)(17) limitation will instead be made for the 2013 Plan Year and such amount will be credited to Participants’ Accounts as of December 31, 2013. If a Participant is hired subsequent to their ability to enroll in the Voluntary Deferred Compensation Plan, but before December 31, and is not permitted to make Compensation Deferral Contributions in the first calendar year of hire, an Employer Non-elective Contribution equal to nine percent (9%) of such Participants’ normal compensation and short term incentive in excess of the applicable Code Section 401(a)(17) limitation will be made for such Participant in his/her first Plan Year of participation and second Plan Year of participation (if applicable).  Such amount will be credited to the Participant’s Account as of the end of such applicable Plan Year.

The amount of each Employer Non-elective Contribution shall be automatically reduced by any applicable Federal Insurance Contributions Act tax (or other applicable tax) at the time such contribution is made. Compensation, for purposes of calculating Employer Non-elective Contributions, shall be defined in the same manner as the term “Pay” is defined in the ConAgra Foods, Inc. Pension Plan for Salaried Employees (#009).

IN WITNESS WHEREOF, this Amendment Five is executed this 9th day of December, 2013, but effective as of the date set forth herein.

CONAGRA FOODS, INC.
By: /S/ Nicole B. Theophilus
Name: Nicole B. Theophilus
Position: EVP & Chief Human Resources Officer